Filed Pursuant To Rule 433

Registration No. 333-275079

December 12, 2023

Digital Asset Trust GBTC Grayscale Bitcoin Trust 1 Returns (as of 09/29/2023) Bitcoin 1 Month -6.66% 3 Months -1.84% YTD 131.48% 12 Months 69.37% Since Public Quotation (09/25/2013) 55.87%Past performance is not indicative of future returns. Performance reflects the closing price of the Product's shares at 4pm, New York time, on OTC Markets. Investment Objective & Approach2Grayscale Bitcoin Trust is one of the first securities solely and passively invested in Bitcoin (“BTC”) that enables investors to gain exposure to BTC in the form of a security while avoiding the challenges of buying, storing, and safekeeping BTC, directly. Shares (based on BTC per Share as indicated below) are designed to track the BTC market price, less fees and expenses. Bitcoin is a digital asset that is created and transmitted through the operations of the peer-to-peer Bitcoin Network, a decentralized network of computers that operates on cryptographic protocols. The Bitcoin Network allows people to exchange tokens of value, Bitcoins, which are recorded on a public transaction ledger known as a Blockchain. To date, the Product has not met its investment objective and the Shares of the Product quoted on OTC Markets Group has not reflected the value of digital assets held by the Product, less the Product's expenses and other

Digital Asset Trust GBTC Grayscale Bitcoin Trust 1 Returns (as of 09/29/2023) Bitcoin 1 Month -6.66% 3 Months -1.84% YTD 131.48% 12 Months 69.37% Since Public Quotation (05/04/2015) 55.87%Past performance is not indicative of future returns. Performance reflects the closing price of the Product's shares at 4pm, New York time, on OTC Markets. Investment Objective & Approach2Grayscale Bitcoin Trust is one of the first securities solely and passively invested in Bitcoin (“BTC”) that enables investors to gain exposure to BTC in the form of a security while avoiding the challenges of buying, storing, and safekeeping BTC, directly. Shares (based on BTC per Share as indicated below) are designed to track the BTC market price, less fees and expenses. Bitcoin is a digital asset that is created and transmitted through the operations of the peer-to-peer Bitcoin Network, a decentralized network of computers that operates on cryptographic protocols. The Bitcoin Network allows people to exchange tokens of value, Bitcoins, which are recorded on a public transaction ledger known as a Blockchain. To date, the Product has not met its investment objective and the Shares of the Product quoted on OTC Markets Group has not reflected the value of digital assets held by the Product, less the Product's expenses and other liabilities, but instead have traded at both premiums and discounts to such value, with variations that have at times been substantial. About Grayscale Investments Grayscale enables investors to access the digital economy through a family of secure, regulated, and future-forward investment products. Founded in 2013, Grayscale has a proven track record and deep expertise as the world's largest crypto asset manager*. Investors, advisors, and allocators turn to Grayscale's private placements, public quotations, and ETFs for single asset, diversified, and thematic exposure. Grayscale products are distributed by Grayscale Securities, LLC (Member FINRA/SIPC) or Foreside Fund Services, LLC.* based on AUM as of 9/30/2023 Why invest in Bitcoin through Grayscale Bitcoin Trust? Titled, auditable ownership through an investment vehicle Shares are securities titled in the investor's name, providing a familiar structure for financial and tax advisors and easy transferability to beneficiaries under state laws. Eligible for tax-advantaged accounts Shares are eligible to be held in certain IRA, Roth IRA, and other brokerage and investor accounts. Publicly quoted Eligible Shares are quoted on OTC Markets under the Symbol GBTC, making it possible to buy or sell Shares continuously through the trading day at prices established by the market. SEC Reporting The Trust is a U.S. Securities and Exchange Commission(SEC) reporting company with its shares registered under Section 12(g) of the Securities Exchange Act of 1934. The Trust files quarterly and annual reports as well as audited financial statements with the SEC. Robust security and storage The Trust's are stored in offline or "cold" storage with Coinbase Custody Trust Company, a fiduciary under §100of the New York Banking Law and a qualified custodian or purposes of Rule 206(4)-2(d)(6) under the Investment Advisers Act of 1940. Supported by a network of trusted, best-in-class service providers Davis Polk & Wardwell LLP serves as legal counsel to the Sponsor of Grayscale Bitcoin Trust. Financial statements for Grayscale Bitcoin Trust are audited annually by Marcum LLP. www.grayscale.com info@grayscale.com or (212) 668-1427 September 2023

Grayscale Bitcoin Trust September 2023 Investment Terms As of September 29, 2023 Objective Shares reflect the value of the BTC held by the Product, less expenses and other liabilities. Benchmark Index CoinDesk Bitcoin Price Index (XBX) CUSIP 389637109 Public Quotation 05/04/2015 Assets Under Management $16.76 billion Management Fee 2% Annually Performance Fee 0% Extraordinary Expenses The Product may from time to time incur certain extraordinary expenses, which are payable by the Trust. BTC Holdings per Share ($) Calculated and published on business days at 4:00pm ET time Redemptions Redemptions of shares are not currently authorized. Per-Share Holdings 0.00089936 Bloomberg Ticker GBTC US OTC Symbol GBTC Grayscale Bitcoin Trust (BTC) (the "Trust") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by emailing info@grayscale.com or by contacting Grayscale Securities, LLC 290 Harbor Drive, Stamford, CT 06902. 1. Grayscale Products issue shares on a continuous basis or periodic basis. This Product's private placement is currently closed. Investments in the Products are speculative investments that involve high degrees of risk, including a partial or total loss of invested funds. Grayscale Products are not suitable for any investor that cannot afford loss of the entire investment. The information herein is only provided with respect to shares quoted on OTC Markets, and prospective investors are not to construe the contents of this document as a recommendation to purchase shares directly from the Product. 2. The shares of each Product are intended to reflect the price of the digital asset(s) held by such Product (based on digital asset(s) per share), less such Product's expenses and other liabilities. Because each Product does not currently operate a redemption program, there can be no assurance that the value of such Product's shares will reflect the value of the assets held by such Product, less such Product's expenses and other liabilities, and the shares of such Product, if traded on any secondary market, may trade at a substantial premium over, or a substantial discount to, the value of the assets held by such Product, less such Product's expenses and other liabilities, and such Product may be unable to meet its investment objective. 3. Each Product uses the applicable digital asset(s)'s CoinDesk Price Index to calculate its Digital Asset Holdings, which is the aggregate U.S. Dollar value of the applicable digital asset(s) in the Product, calculated using the Index Price, less the U.S. Dollar value of its liabilities and expenses. Digital Asset Holdings is calculated using non-GAAP methodology. Digital Asset Holdings per Share is calculated by dividing Digital Asset Holdings by the number of shares currently outstanding. 4. The CoinDesk Bitcoin Price Index (XBX) provides a USD-denominated reference rate for the spot price of Bitcoin (BTC). The index leverages real-time prices from multiple constituent exchanges to provide a representative spot price. 5. The Product will not generate any income and regularly sells/distributes digital assets to pay for its ongoing expenses. Therefore, the amount of digital assets represented by each share will gradually decline over time. Carefully consider each Product's investment objectives, risk factors, fees and expenses before investing. This and other information can be found in each Product's private placement memorandum, which may be obtained from Grayscale and, for each Product registered with the SEC and/or quoted on the OTC Markets, such Product's annual report or information statement, which may be obtained by visiting the SEC's website for Products that are SEC reporting companies or the OTC Markets website for Products that report under the Alternative Reporting Standards of OTC Markets Group. Reports on OTC Markets are not prepared in accordance with SEC requirements and may not contain all information that is useful for an informed investment decision. Read these documents carefully before investing. www.grayscale.com info@grayscale.com or (212) 668-1427 September 2023 Digital Asset Trust 3 4 5

Grayscale Bitcoin Trust September 2023 Service Providers Sponsor Grayscale Securities, LLC Index Provider CoinDesk Indices, Inc. Auditor Marcum LLP Legal Counsel to Sponsor Davis Polk & Wardwell LLP Custodian Coinbase Custody Trust Company, LLC Delaware Statutory Trustee Delaware Trust Company Transfer Agent Continental Stock Transfer & Trust Company Distribution and Marketing Agent Grayscale Securities, LLC Authorized Participant Grayscale Securities, LLC OTC Advisor Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP Risk Disclosures Extreme volatility of trading prices that many digital assets, including Bitcoin, have experienced in recent periods and may continue to experience, could have a material adverse effect on the value of the Product and the shares of each Product could lose all or substantially all of their value. Digital assets represent a new and rapidly evolving industry. The value of the Product shares depends on the acceptance of the digital assets, the capabilities and development of blockchain technologies and the fundamental investment characteristics of the digital asset. Digital asset networks are developed by a diverse set of contributors and the perception that certain high-profile contributors will no longer contribute to the network could have an adverse effect on the market price of the related digital asset. Digital assets may have concentrated ownership and large sales or distributions by holders of such digital assets could have an adverse effect on the market price of such digital assets. The value of the Product shares relates directly to the value of the underlying digital asset, the value of which may be highly volatile and subject to fluctuations due to a number of factors. A substantial direct investment in digital assets may require expensive and sometimes complicated arrangements in connection with the acquisition, security and safekeeping of the digital asset and may involve the payment of substantial acquisition fees from third party facilitators through cash payments of U.S. dollars. Because the value of the Shares is correlated with the value of digital asset(s) held by the Product, it is important to understand the investment attributes of, and the market for, the underlying digital asset. Please consult with your financial professional. This information should not be relied upon as research, investment advice, or a recommendation regarding any products, strategies, or any security in particular. This material is strictly for illustrative, educational, or informational purposes and is subject to change. The shares of each Product are not registered under the Securities Act of 1933 (the "Securities Act"), the Securities Exchange Act of 1934 (except for the Products that are SEC reporting companies), the Investment Company Act of 1940, or any state securities laws. The Products are offered in private placements pursuant to the exemption from registration provided by Rule 506(c) under Regulation D of the Securities Act and are only available to accredited investors. As a result, the shares of each Product are restricted and subject to significant limitations on resales and transfers. Potential investors in any Product should carefully consider the long-term nature of an investment in that Product prior to making an investment decision. The shares of certain Products are also publicly quoted on OTC Markets and shares that have become unrestricted in accordance with the rules and regulations of the SEC may be bought and sold throughout the day through any brokerage account. The Products are distributed by Grayscale Securities, LLC (Member FINRA / SIPC ). SIPC coverage does not apply to crypto asset products or services discussed on the website. © 2023 Grayscale Investments, LLC. All rights reserved. The GRAYSCALE and GRAYSCALE INVESTMENTS logos, graphics, icons, trademarks, service marks and headers are registered and unregistered trademarks of Grayscale Investments, LLC in the United States www.grayscale.com info@grayscale.com or (212) 668-1427 September 2023 Digital Asset Trust

Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by emailing info@grayscale.com or by contacting Grayscale Securities LLC, 290 Harbor Drive, Stamford, CT 06902.